Exhibit 5.2

March 30, 2018

Stereotaxis, Inc.

4320 Forest Park Avenue, Suite 100

St. Louis, Missouri 63108

Ladies and Gentlemen:

We refer to the Registration Statement on Form S-1 filed with the U.S. Securities and Exchange Commission (the “Commission”) (No. 333-214255) (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Securities Act”), by Stereotaxis, Inc., a Delaware corporation (the “Company”), and declared effective by the Commission on November 15, 2016. We also refer to our opinion dated October 26, 2016, which was included as Exhibit 5.1 to the Registration Statement, and the prospectus dated November 15, 2016 (the “Prospectus”), which forms a part of the Registration Statement. The Prospectus relates to the offer and resale of up to 86,065,014 shares (the “Shares”) of common stock of the Company, par value $0.001 per share, on behalf of the selling stockholders named therein. The Shares include up to 36,923,078 shares of common stock (the “SPA Warrant Shares”) issuable upon exercise of warrants (the “SPA Warrants”) issued to the Selling Stockholders pursuant to the Securities Purchase Agreement (the “Purchase Agreement”), dated as of September 26, 2016, by and among the Company and the investors listed on the Schedule of Buyers thereto.

On February 28, 2018, the Company entered into a Consent and Amendment with holders of SPA Warrants representing a majority of the SPA Warrant Shares issuable upon exercise of the outstanding SPA Warrants (the “Consent and Amendment”). Pursuant to the terms of the SPA Warrants, the provisions of the Consent and Amendment are binding on all holders of the SPA Warrants. Because the Consent and Amendment altered the rights of the holders of the SPA Warrants, the Company determined to file a Post-Effective Amendment No. 1 (the “Post-Effective Amendment”) to the Registration Statement filed by the Company with the Commission under the Securities Act, to confirm the registration of the resale of the shares of common stock underlying the SPA Warrants, including the SPA Warrant Shares underlying SPA Warrants that both have and have not been exercised.

In connection herewith, we have examined:

(1)	the Amended and Restated Certificate of Incorporation of the Company;
(2)	the Certificate of Designations, Preferences and Rights of Series A Convertible Preferred Stock of the Company;
(3)	the Amended and Restated Bylaws of the Company;
(4)	the Registration Statement;
(5)	the Post-Effective Amendment;
(6)	the Purchase Agreement and associated SPA Warrants; and
(7)	the Consent and Amendment.

Stereotaxis, Inc.

March 30, 2018

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such other corporate records, agreements and instruments of the Company, statements and certificates of public officials and officers of the Company, and such other documents, records and instruments, and we have made such legal and factual inquiries as we have deemed necessary or appropriate as a basis for us to render the opinions hereinafter expressed. In our examination of the foregoing, we have assumed the genuineness of all signatures, the legal competence and capacity of natural persons, the authenticity of documents submitted to us as originals and the conformity with authentic original documents of all documents submitted to us as copies. When relevant facts were not independently established, we have relied without independent investigation as to matters of fact upon statements of governmental officials and upon representations made in or pursuant to the certificates and statements of appropriate representatives of the Company.

In connection herewith, we have assumed that, other than with respect to the Company, all of the documents referred to in this opinion letter have been duly authorized by, have been duly executed and delivered by, and constitute the valid, binding and enforceable obligations of, all of the parties to such documents, all of the signatories to such documents have been duly authorized and all such parties are duly organized and validly existing and have the power and authority (corporate or other) to execute, deliver and perform such documents.

Based upon the foregoing and in reliance thereon, and subject to the assumptions, comments, qualifications, limitations and exceptions set forth herein, we are of the opinion that (i) the Warrant Shares have been duly authorized, (ii) as to SPA Warrants that have been exercised as of the date hereof, the underlying Warrant Shares are validly issued, fully paid and nonassessable; and (iii) as to SPA Warrants that have not been exercised as of the date hereof, when such SPA Warrants are exercised and the underlying Warrant Shares have been issued, in each case in accordance with the terms of the SPA Warrants, as modified by the Consent and Amendment, and including receipt by the Company of the consideration required therein, the underlying Warrant Shares will be validly issued, fully paid and nonassessable.

This opinion is not rendered with respect to any laws other than the General Corporation Law of the State of Delaware. The opinions set forth herein are made as of the date hereof and are subject to, and may be limited by, future changes in the factual matters set forth herein, and we undertake no duty to advise you of the same. The opinions expressed herein are based upon the law in effect (and published or otherwise generally available) on the date hereof, and we assume no obligation to revise or supplement these opinions should such law be changed by legislative action, judicial decision or otherwise. In rendering our opinions, we have not considered, and hereby disclaim any opinion as to, the application or impact of any laws, cases, decisions, rules or regulations of any other jurisdiction, court or administrative agency.

We do not render any opinions except as set forth above. We hereby consent to the filing of this opinion as Exhibit 5.2 to the Post-Effective Amendment and to the use of our name under the caption “Legal Matters” in the prospectus filed as a part thereof. We also consent to your filing copies of this opinion as an exhibit to the Registration Statement with such agencies of such states as

Stereotaxis, Inc.

March 30, 2018

you deem necessary in the course of complying with the laws of such states regarding the offering and sale of the securities addressed herein. In giving such consent, we do not thereby concede that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Bryan Cave LLP